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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                              INITIAL SCHEDULE 13G




                    Under the Securities Exchange Act of 1934



                         Medallion Financial Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    583928106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





















                               PAGE 1 OF 11 PAGES

---------------------                                     ----------------------
CUSIP No.   583928106                   13G               Page  2  of  11  Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Mutual Life Insurance Company
          I.R.S. No. 04-1414660
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IC, BD, IA, HC
--------------------------------------------------------------------------------









                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 11 PAGES

---------------------                                     ----------------------
CUSIP No.   583928106                   13G               Page  3  of  11  Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Subsidiaries, Inc.
          I.R.S. No. 04-2687223
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------









                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 11 PAGES

---------------------                                     ----------------------
CUSIP No.   583928106                   13G               Page  4  of  11  Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Asset Management
          I.R.S. No.   04-3279774
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------









                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 11 PAGES

---------------------                                     ----------------------
CUSIP No.   583928106                   13G               Page  5  of  11  Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Berkeley Financial Group
          I.R.S. No. 04-3145626
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------









                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 11 PAGES

---------------------                                     ----------------------
CUSIP No.   583928106                   13G               Page  6  of  11  Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Advisers, Inc.
          I.R.S. No. 04-2441573
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 503,100

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each
                            -0-
                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  503,100

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          503,100
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.1%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------










                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 6 OF 11 PAGES

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


     Item 1(a)      Name of Issuer:
                    Medallion Financial Corporation

     Item 1(b)      Address of Issuer's Principal Executive Offices:
                    205 E. 42nd Street
                    New York, NY 10017

     Item 2(a)      Name of Person Filing:
                    This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, John Hancock Asset Management ("JHAM"), JHAM's wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

     Item 2(b)      Address of the Principal Offices:
                    The principal business offices of JHMLICO, JHSI and JHAM are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, Massachusetts 02199.

     Item 2(c)      Citizenship:
                    JHMLICO, JHAM and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI and JHA were organized and exist under the laws of the State of Delaware.

     Item 2(d)      Title of Class of Securities:
                    Common Stock

     Item 2(e)      CUSIP Number:
                    583928106

     Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                    JHMLICO:  (a) (X)   Broker or Dealer registered under ss.15
                                        of the Act.

                              (c) (X)   Insurance Company as defined in
                                        ss.3(a)(19) of the Act.

                              (e) (X) Investment Adviser registered under ss.203 of the Investment Advisers Act of 1940.

                              (g) (X) Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G).


                               PAGE 7 OF 11 PAGES

                    JHSI:     (g) (X)   Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).

                    JHAM:     (g) (X)   Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).

                    TBFG:     (g) (X)   Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).

                    JHA:      (e) (X)   Investment Adviser registered under
                                        ss.203 of the Investment Advisers Act of 1940.
     Item 4         Ownership:

                    (a)    Amount   Beneficially   Owned:   JHA   has   direct
                           beneficial ownership of 503,100 shares of Common Stock. Through their parent-subsidiary relationship to JHA, JHMLICO, JHSI, JHAM and TBFG have indirect, beneficial ownership of these same shares.

                           700 shares are held by the Financial Industries Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                           134,000 shares are held by the John Hancock Discovery Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                           280,000 shares are held by the John Hancock Emerging Growth Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                           36,000 shares are held by the John Hancock Global Marketplace Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                           500 shares are held by the John Hancock Small Capitalization Equity Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                           9,600 shares are held by the John Hancock Variable Series Small Cap Growth Portfolio, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                           4,900 shares are held by the Maritime Life Discovery Fund, an equity private account.

                           36,000 shares are held by the UFF Croissance
                           Amerique, an equity private account.

                           1,000 shares are held by the Variable Annuity Discovery Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                           400 shares are held by the Variable Annuity Emerging Growth Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                    (b)    Percent of Class:   6.1%




                               PAGE 8 OF 11 PAGES

                    (c)    (i)     sole power to vote or to direct the vote:
                                   JHA has sole power to vote or direct the vote of the 503,100 shares of Common Stock under the Advisory Agreements as follows:

                                                              Date of
                                              Number          Advisory
Fund or Account Name                          of Shares       Agreement
--------------------                          ---------       ---------
Financial Industries Fund                     700             July 1, 1996
John Hancock Discovery Fund                   134,000         December 1, 1995
John Hancock Emerging Growth Fund             280,000         December 2, 1996
John Hancock Global Marketplace Fund          36,000          September 28, 1994
John Hancock Small Capitalization
 Equity Fund                                  500             December 11, 1995
John Hancock Variable Series Small
 Capitalization Growth Portfolio              9,600           March 29, 1996
Maritime Life Discovery Fund                  4,900           May 11, 1994
UFF Croissance Amerique                       36,000          July 2, 1996
Variable Annuity Discovery Fund               1,000           August 29, 1996
Variable Annuity Emerging Growth Fund         400             August 29, 1996

                           (ii)    shared power to vote or to direct the vote:
                                   -0-

                           (iii) sole power to dispose or to direct the disposition of:
                                   JHA has sole power to dispose or to direct the disposition of the 503,100 shares of Common Stock under the Advisory Agreements noted in Item 4(c)(i) above.

                           (iv) shared power to dispose or to direct the disposition of: -0-

     Item 5         Ownership of Five Percent or Less of a Class:
                    Not applicable.

     Item 6         Ownership of More than Five Percent on Behalf of Another
                    Person:
                    See Item 4.

     Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                    See Items 3 and 4 above.

     Item 8         Identification and Classification of Members of the Group:
                    Not applicable.

     Item 9         Notice of Dissolution of a Group:
                    Not applicable.

     Item 10        Certification:
                    By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.







                               PAGE 9 OF 11 PAGES

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                      John Hancock Mutual Life Insurance Company
                                      By:      /s/ John T. Farady
                                      Name:    John T. Farady
Dated: January 31, 1997               Title:   Senior Vice President & Treasurer


                                      John Hancock Subsidiaries, Inc.
                                      By:      /s/ John T. Farady
                                      Name:    John T. Farady
Dated: January 31, 1997               Title:   Treasurer


                                      John Hancock Asset Management
                                      By:      /s/ James H. Young
                                      Name:    James H. Young
Dated: January 31, 1997               Title:   Secretary


                                      The Berkeley Financial Group
                                      By:      /s/ Susan S. Newton
                                      Name:    Susan S. Newton
Dated: January 31, 1997               Title:   Vice President


                                      John Hancock Advisers, Inc.
                                      By:      /s/ Susan S. Newton
                                      Name:    Susan S. Newton
Dated: January 31, 1997               Title:   Vice President



































                               PAGE 10 OF 11 PAGES

EXHIBIT A
                             JOINT FILING AGREEMENT

     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., John Hancock Asset Management, The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the Initial Schedule 13G , to which this Agreement is attached, relating to the Common Stock of Medallion Financial Corporation is filed on behalf of each of them.


                                      John Hancock Mutual Life Insurance Company
                                      By:      /s/ John T. Farady
                                      Name:    John T. Farady
Dated: January 31, 1997               Title:   Senior Vice President & Treasurer


                                      John Hancock Subsidiaries, Inc.
                                      By:      /s/ John T. Farady
                                      Name:    John T. Farady
Dated: January 31, 1997               Title:   Treasurer


                                      John Hancock Asset Management
                                      By:      /s/ James H. Young
                                      Name:    James H. Young
Dated: January 31, 1997               Title:   Secretary


                                      The Berkeley Financial Group
                                      By:      /s/ Susan S. Newton
                                      Name:    Susan S. Newton
Dated: January 31, 1997               Title:   Vice President


                                      John Hancock Advisers, Inc.
                                      By:      /s/ Susan S. Newton
                                      Name:    Susan S. Newton
Dated: January 31, 1997               Title:   Vice President































                               PAGE 11 OF 11 PAGES